CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF VINCERA, INC.

Vincera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is Vincera, Inc.

SECOND:  The date of filing of its original certificate of incorporation with the Secretary of State of Delaware was December 6, 2000.  Certificates of Amendment to the Certificate of Incorporation were filed on October 29, 2001 and October 3, 2002.  An Amended and Restated Certificate of Incorporation was filed on January 30, 2003, and Certificates of Amendment to the Amended and Restated Certificate of Incorporation were filed on April 11, 2003 and August 31, 2004.

THIRD: That the Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, declaring such amendment to be advisable and in the best interests of the Corporation, and directing that the proposed amendment be submitted to the stockholders of the Corporation for their approval:

"Resolved, that the following amendments to the Corporation's Amended and Restated Certificate of Incorporation, as amended, be approved:

1.

The first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

ARTICLE IV

Classes of Stock.  The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock."  The total number of shares of capital stock that the Corporation is authorized to issue is 130,000,000, of which 100,000,000 shares of the par value of $.001 per share shall be a separate class designated as Common Stock and 30,000,000 shares of the par value of $.001 per share shall be a separate class designated as Preferred Stock.   The Preferred Stock shall be divided into series.

2.

Article IV of the Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended to add a Section 6 to such Article IV, such Section 6 to read in its entirety as follows:

6.

Preferred Stock

Shares of Preferred Stock may be issued in one or more series from time to time as determined by the board of directors of the Corporation, and the board of directors of the Corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including the following:

(i) the distinctive serial designation of such series which shall distinguish it from other series;

(ii) the number of shares included in such series;

(iii) whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the board of directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(iv) whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v) the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi) the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto; and

(ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of Preferred Stock, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the board of directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote thereon, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

3.

The Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended to add new Articles VIII, IX, X, XI and XII, such Articles VIII, IX, X, XI and XII to read in their entirety as follows:

ARTICLE VIII

All corporate powers shall be exercised by the board of directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation. Any meeting of stockholders may be postponed by action of the board of directors at any time in advance of such meeting. The board of directors of the Corporation shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the board of directors to the chairman of such meeting either in such rules and regulations or pursuant to the by-laws of the Corporation.

Special meetings of stockholders of the Corporation may be called at any time by, but only by, the board of directors of the Corporation, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

The board of directors of the Corporation is authorized to adopt, amend or repeal by-laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article VIII shall be in addition to any other vote of stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.

ARTICLE IX

The board of directors of the Corporation shall be divided into three classes. The number of directors of the Corporation and the number of directors in each class of directors shall be fixed only by resolution of the board of directors of the Corporation from time to time. The initial term of office of the first such class of directors shall expire at the first annual meeting of stockholders, the initial term of office of the second such class of directors shall expire at the second annual meeting of stockholders and the initial term of office of the third such class of directors shall expire at the third annual meeting of stockholders, with each such class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the board of directors of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.

No director who is part of any such class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director (and not by stockholders). Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the class of directors of the director which such director replaced or the class of directors to which such director was appointed, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

ARTICLE X

No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied.

Notwithstanding this Article, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

ARTICLE XI

A. In addition to any approval of the board of directors or any stockholder vote or consent required by the laws of the State of Delaware or any other provision of this Certificate of Incorporation or otherwise, there shall be required for the approval, adoption, or authorization of a Business Combination with an Interested Person the affirmative vote or consent of the holders of a majority of the shares of stock of the Corporation entitled to vote in elections of directors considered separately for the purposes of this Article, which are not beneficially owned, directly or indirectly, by such Interested Person; provided, however, that said voting requirement shall not be applicable if all of the conditions specified in subparagraphs (1) and (2) below are met or if all of the conditions specified in subparagraph (3) are met:

(1) The consideration to be received per share in such Business Combination by holders of the stock of the Corporation is payable in cash or Acceptable Securities, or a combination of both, and the Acceptable Securities (plus the cash, if any) have a fair market value per share of the Corporation's stock of not less than either:

(a) the highest price (including the highest per share brokerage commissions, transfer tax, and soliciting dealers fees) paid by said Interested Person in acquiring any of the Corporation's stock; or

(b) a price per share obtained by multiplying the aggregate earnings per share of stock of the Corporation (appropriately adjusted for any subdivision of shares, stock dividend, or combination of shares during the period) for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes or consents on such Business Combination by the figure obtained by dividing the highest per share price (including the highest per share brokerage commissions, transfer tax, and soliciting dealers fees) paid by such Interested Person acquiring any of the Corporation's stock by the aggregate earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the time when the Interested Person shall have become the beneficial owner of five percent (5%) or more of the stock of the Corporation entitled to vote in elections of directors.

If any securities were issued by an Interested Person in exchange for stock of the Corporation prior to the proposed Business Combination, the fair market value of said securities at the time of issue shall be used in determining the per share price paid for said stock.

(2) After the Interested Person has become the beneficial owner of five percent (5%) or more of the stock of the Corporation entitled to vote in the election of directors and prior to the consummation of such Business Combination, there shall have been no reduction in the rate of dividends payable on the Corporation's stock which would result in a quarterly dividend rate per share which is less than the average quarterly dividend rate per share for the four full consecutive fiscal quarters immediately preceding the time when the Interested Person shall have become the beneficial owner of five percent (5%) or more of the stock of the Corporation unless such reduction in the rate of dividends has been approved by the board of directors of the Corporation and a majority of the members of the board of directors approving such reduction were duly elected and acting members of the board of directors prior to the time that such Interested Person shall have become a beneficial owner of five percent (5%) or more of the shares of the Corporation. For the purposes of this paragraph, quarterly dividend rate per share for any quarterly dividend shall be equal to the percentage said quarterly dividend per share bears to the earnings per share for the four full fiscal quarters immediately preceding the declaration of said quarterly dividend.

(3) The board of directors of the Corporation has approved a memorandum of understanding with such other Interested Person with respect to such Business Combination prior to the time that such Interested Person shall have become a beneficial owner of five percent (5%) or more of the shares of stock entitled to vote in elections of directors, or thereafter if such Business Combination is otherwise approved by the board of directors of the Corporation, provided that a majority of the members of the board of directors voting for the approval of such transaction were duly elected and acting members of the board of directors prior to the time that such Interested Person shall have become a beneficial owner of five percent (5%) or more of the shares of stock of the Corporation entitled to vote in elections of directors.

B. For the purposes of this Article:

(1) Affiliate and associate shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(2) A person shall be the beneficial owner and beneficially owns shares of stock of the Corporation (other than shares of the Corporation's stock held in its treasury) (a) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not, (b) which such person or any of its affiliates or associates has the right to acquire, pursuant to any agreement upon the exercise of conversion rights, warrants, or options, or otherwise, (c) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement, or (d) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of securities of the Corporation.

(3) Business Combination is

(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Interested Person (regardless of the identity of the surviving corporation);

(b) any sale, lease, or other disposition of all or any substantial part of the assets of the Corporation or any subsidiary of the Corporation to any Interested Person for cash or securities or both;

(c) any issuance or delivery of securities of the Corporation or a subsidiary of the Corporation (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion, or by contract) to an Interested Person in consideration for or in exchange of any securities or other property (including cash);

(4) Acceptable Securities shall mean (a) securities of the same class or series, with the same rights, powers, and benefits and of the same denomination, term, and interest, or dividend, if any, as the securities issued and delivered by the Interested Person in exchange for the majority of the stock of the

Corporation acquired by the Interested Person or (b) the class of common stock of the Interested Person which is beneficially owned by the most persons.

(5) Interested Person is any person which, as of the record date for the determination of stockholders entitled to notice of any Business Combination and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of any Business Combination, beneficially owns, directly or indirectly, five percent (5%) or more of the shares of stock of the Corporation entitled to vote in elections of directors.

(6) Person is an individual, partnership, corporation, limited liability company, or other entity.

(7) Subsidiary of the Corporation is any corporation of which fifty percent (50%) or more of any class of stock is beneficially owned, directly or indirectly, by the Corporation.

C. No amendment to this Certificate of Incorporation shall amend, alter, change, or repeal any of the provisions of this Article unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of a majority of the shares of stock of the Corporation entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by any person which would be an Interested Person if the vote or consent on such amendment were a vote or consent on a Business Combination.

ARTICLE XII

No provision of Article VII, Article VIII, Article IX, Article X or of this Article XII shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article XII shall be in addition to any other vote of the stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise."

FOURTH:  That thereafter, the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested by its duly authorized officer on this __th day of ___________.

Vincera, Inc.

By: ________________________________

Name:

____________________________

Title:

____________________________